Exhibit 99.1

Arrow Electronics Names Steven H. Gunby as a New Director to Its Board

-- John N. Hanson Retires from the Board --

CENTENNIAL, Colo.--(BUSINESS WIRE)--December 15, 2017--Arrow Electronics, Inc. (NYSE:ARW) announced that Steven H. Gunby, president and CEO of FTI Consulting, Inc., has been appointed to the company's board of directors. Separately, after 20 years of service, John N. Hanson has retired from the board of directors. The addition of Mr. Gunby and departure of Mr. Hanson will leave the total number of directors on the board at nine.

“I am delighted to have Steven join our board. He brings a tremendous knowledge of global business models and has a proven ability to guide innovation and growth,” said Michael J. Long, chairman, president, and chief executive officer of Arrow Electronics. “As we continue to advance our complete sensor-to-sunset strategy, Steven will be a valuable addition to our board.”

“During his tenure on the board, John has served as a trusted advisor to me and the company. My colleagues on the board and I, on behalf of Arrow, gratefully acknowledge John’s numerous valuable contributions,” Mr. Long said. “We will miss John’s counsel and insights, and wish him all the best in his retirement ahead.”

Mr. Gunby has been president, CEO, and a member of the board of directors of FTI Consulting since January 2014. Prior to that, he had a 30-year career with The Boston Consulting Group (BCG), a leading business strategy consulting services firm. While at BCG, Mr. Gunby’s roles included global leader, transformation, and chairman, North and South America. He also held other major managerial roles in his capacity as a senior partner and managing director and serving as a member of BCG’s Executive Committee. Mr. Gunby holds a bachelor’s degree from Cornell University and has both a master’s degree and law degree from Yale University.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 125,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 465 locations serving over 90 countries.

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Arrow Electronics, Inc.
Steven O’Brien, 303-824-4544
Vice President, Investor Relations
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Vice President, Global Communications